EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-137224 of our report dated August 26, 2005 relating to the consolidated financial statements of Kana Software, Inc. and subsidiaries as of and for the year ended December 31, 2004, appearing in the Prospectus, which is a part of such Registration Statement and of our report dated August 26, 2005 relating to the financial statement schedule for the year ended December 31, 2004 appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California November 6, 2006